Exhibit 99

1. Name and Address of Reporting Person:

   Time Warner Inc.

   One Time Warner Center

   New York, New York  10019

2. Issuer Name and Ticker or Trading Symbol:

   America Online Latin America, Inc. [AOLA]

3. Statement for Month/Day/Year

   09/30/2004

This Form 4 is being filed on behalf

of both Time Warner Inc. ("Time Warner")

and America Online, Inc. ("AOL"),

a wholly-owned subsidiary of Time Warner.

The designated filer of this Form 4 is

Time Warner.  AOL's address is

22000 AOL Way, Dulles, Virginia  20166.

America Online, Inc.

/s/  Brenda C. Karickhoff

By:  Brenda C. Karickhoff

Its:  Vice President